Exhibit 10.3

HELIUS MEDICAL TECHNOLOGIES, INC.

STOCK OPTION GRANT NOTICE (2018 OMNIBUS INCENTIVE PLAN)

Helius Medical Technologies, Inc. (the “Company”), pursuant to its 2018 Omnibus Incentive Plan, as amended (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:☐ Incentive Stock Option1☒  Non-Qualified Stock Option

Exercise Schedule:Same as Vesting Schedule

Vesting Schedule: Subject to the Optionholder’s continuous service with the Company or an Affiliate through the following vesting dates: 25% of the total number of shares of Common Stock underlying the option shall be fully vested and exercisable as of the Date of Grant; 25% of the total number of shares of Common Stock underlying the option shall vest and become exercisable on the date that the Company completes a Qualified Financing (as defined below); of the remaining shares of Common Stock subject to the option, 25% of such number remaining shall vest and become exercisable on the one (1) year anniversary of the Date of Grant, and the remainder shall vest in equal monthly installments on the last day of each full month over the next thirty-six (36) months; provided, however, that upon the occurrence of a Change in Control (as defined in the Optionee’s Employment Agreement dated June 14, 2021) all of the shares of Common Stock underlying the Option shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control. “Qualified Financing” shall mean the Company’s closing of the sale and issuance of shares of the Company’s equity securities following the Date of Grant in a single transaction or a series of related transactions yielding aggregate gross proceeds to the Company of at least $15,000,000, excluding proceeds received from the exercise of warrants, options or other derivative securities outstanding on the Date of Grant.

Payment:By one or a combination of the following items (described in the Option Agreement):

☒ By cash, check, bank draft or money order payable to the Company

☒ Pursuant to a Regulation T Program if the shares are publicly traded

☒ By delivery of already-owned shares if the shares are publicly traded

☐If and only to the extent this option is a Non-Qualified Stock Option, and subject to the Company’s consent at the time of exercise, by a Net Settlement arrangement

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than

$100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 is a Non-Qualified Stock   Option.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company  regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) equity awards previously granted and delivered to Optionholder,

(ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

HELIUS MEDICAL TECHNOLOGIES, INCOPTIONHOLDER:

By:

Signature

Title: Date:

Signature

Date:

ATTACHMENTS: Option Agreement, 2018 Omnibus Incentive Plan, as amended, and Notice of Exercise

2

ATTACHMENT I

HELIUS MEDICAL TECHNOLOGIES, INC. OPTION AGREEMENT

(2018 OMNIBUS INCENTIVE PLAN)

(INCENTIVE STOCK OPTION OR NON-QUALIFIED STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Helius Medical Technologies, Inc. (the “Company”) has granted you an option under its 2018 Omnibus Incentive Plan, as amended (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

follows:

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as

1.	VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon your Termination (except as may otherwise be provided in the vesting section of the Grant Notice).

2.NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice are subject to adjustment upon certain events in accordance with Section 4.2 of the Plan.

3.EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Eligible Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of service with the Company or an Affiliate measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Change in Control in which your option is not assumed, continued or substituted, (iii) an Acquisition Event, or (iv) your Termination on your “retirement” (as defined in the Company’s benefit plans).

4.METHOD OF PAYMENT. You must pay the full amount of the exercise price for the  shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or  “sell to cover”.

(b)Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)If this option is a Non-Qualified Stock Option, subject to the consent of the Company at the time of exercise, by a Net Settlement arrangement in accordance with Section 6.3(d) of the Plan. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the Net Settlement,

(ii)are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

5.	WHOLE SHARES. You may exercise your option only for whole shares of Common

Stock.

6.	SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 6.3(b) of the Plan, upon the earliest of the following:

(a)	immediately upon your Termination for Cause;

(b)immediately upon your Termination for any reason to the extent the shares subject to your option have not vested on or prior to such Termination (except as may otherwise be provided in the vesting section of the Grant Notice);

(c)three (3) months after your Termination for any reason other than Cause (except as may otherwise be provided in the vesting section of the Grant Notice), your Disability or your death (except as otherwise provided in Section 7(e) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above regarding “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after your Termination; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after your Termination during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Termination of Employment occurs within six (6) months after the Date of Grant, and

(iii)	you have vested in a portion of your option at the time of your Termination, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and

(B) the date that is three (3) months after your Termination (or such other date that may otherwise be provided in the vesting section of the Grant Notice), and (y) the Expiration Date;

(d)twelve (12) months after your Termination due to your Disability (except as otherwise provided in Section 7(e)) below;

(e)twelve (12) months after your death if you die either before your Termination or within three (3) months after your Termination for any reason other than Cause;

(f)in certain circumstances upon the effective date of an Acquisition Event or a Change in Control as set forth in the Plan;

(g)	the Expiration Date indicated in your Grant Notice; or

(h)	the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Non-Employee Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8.	EXERCISE.

(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

9.DETRIMENTAL ACTIVITY. Your option, the shares issued upon exercise of your option and any associated gain shall be subject to Section 6.3(c)(ii) of the Plan regarding the effects of engaging in Detrimental Activity.

10.TRANSFERABILITY. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Non-Qualified Stock Option as a result of such transfer.

(c)Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor  or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11.OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Non-Employee Director or Consultant for the Company or an Affiliate.

12.	WITHHOLDING OBLIGATIONS.

(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)If this option is a Non-Qualified Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

13.TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, its Affiliates or any of their officers, directors or employees related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

14.NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

16.OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

17.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19.SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by  any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.	MISCELLANEOUS.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

***

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

ATTACHMENT II

2018 OMNIBUS INCENTIVE PLAN

1

ATTACHMENT III NOTICE OF EXERCISE

HELIUS MEDICAL TECHNOLOGIES, INC.

642 Newtown Yardley Road Suite 100Date of Exercise: _______________

Newtown, PA 18940

This constitutes notice to Helius Medical Technologies, Inc. (the “Company”) under my stock option that I elect  to  purchase  the  below  number  of  shares  of  Common  Stock  of  the  Company  (the “Shares”) for the price set forth below.

Type of option (check one):Incentive ☐Non-Qualified ☐

Stock option dated:______________________________

Number of Shares as to which option is

exercised:______________________________

Certificates to be

issued in name of:______________________________

Total exercise price:$______________$______________

Cash payment delivered

herewith:$______________$______________

[Value of Shares delivered herewith[1]:	$______________	$______________]
[Value of Shares pursuant to net settlement[2]:	$______________	$______________]
[Regulation T Program (cashless exercise3):	$______________	$______________]

1Shares must meet the public trading requirements set forth in the option. Shares must be valued  in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

2The option must be a Non-Qualified Stock Option, and the Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

3Shares must meet the public trading requirements set forth in the option.

1

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

In addition, by this exercise I hereby certify and agree that (i) I am in compliance with the terms and conditions of the Plan, (ii) I have not engaged in, and I do not intend to engage in, any Detrimental Activity (as defined in the Plan) and (iii) if I do engage in any Detrimental Activity within the one-year period following the earlier of the date I exercise this option or the date of my termination of employment or service with the Company, the Company shall be entitled to recover from me at any time within one year after such date, and I shall pay over to the Company, an amount equal to any gain realized (whether at the time of exercise or thereafter) as a result of the exercise.

Very truly yours,

2